FOR IMMEDIATE RELEASE	Contact: Matt Funke, CFO
July 29, 2013	(573) 778-1800

SOUTHERN MISSOURI BANCORP REPORTS PRELIMINARY FOURTH QUARTER AND FISCAL YEAR RESULTS,
INCREASES DIVIDEND TO $0.16 PER COMMON SHARE,
ANNOUNCES OPENING OF SECOND FACILITY IN JONESBORO, ARKANSAS,
SCHEDULES CONFERENCE CALL TO DISCUSS RESULTS FOR WEDNESDAY, JULY 31, AT 3:30PM CDT

Highlights:

•
Preliminary fiscal year 2013 fourth quarter earnings per common share (diluted) reported at $.73, up from $.68 in the year ago period, as net income available to common shareholders increased to $2.5 million, as compared to $2.3 million in the year ago period.  Earnings per common share (diluted) were up $.02, as compared to the $.71 earned in the third quarter of fiscal 2013, the linked quarter.

•
For fiscal 2013, preliminary earnings per common share (diluted) reported at $2.88, as compared to $3.32 for fiscal 2012.  The decrease is primarily attributable to the increase in average shares outstanding as a result of the November 2011 common stock offering of 1.15 million shares.  Net income available to common shareholders increased to $9.7 million in fiscal 2013, as compared to $9.6 million in fiscal 2012.

•
For the fourth quarter of fiscal 2013, the Company generated an annualized return on average assets of 1.28% and an annualized return on average common equity of 12.2%, as compared to 1.29% and 12.4%, respectively, for the same period of the prior fiscal year.  In the third quarter of fiscal 2013, the linked quarter, the annualized return on average assets was 1.26%, and the annualized return on average common equity was 12.1%.

•	For fiscal 2013, the Company generated a return on average assets of 1.32%, and a return on average common equity of 12.3%, as compared to 1.37% and 15.1%, respectively, in the prior fiscal year.
•
The Company posted loan growth of $63.7 million, or 10.9%, during fiscal 2013; deposits increased $47.6 million, or 8.1%.  Available-for-sale investments were up $4.9 million, or 6.5%, and cash and time deposit balances declined $20.9 million, or 60.3%.

•
Net interest margin for the fourth quarter of fiscal 2013 was 3.86%, down from the 3.94% reported for the year ago period, but up from the net interest margin of 3.77% for the third quarter of fiscal 2013, the linked quarter.  For the fiscal year, net interest margin was 4.02%, as compared to 4.12% for the prior fiscal year.

•
Noninterest income was up 4.9% for the fourth quarter of fiscal 2013, compared to the year ago period, and unchanged from the third quarter of fiscal 2013, the linked quarter.  For fiscal 2013, noninterest income was up 10.0%, as compared to fiscal 2012.

•
Noninterest expense was up 10.5% for the fourth quarter of fiscal 2013, compared to the year ago period, and up 1.4% from the third quarter of fiscal 2013, the linked quarter.  For fiscal 2013, noninterest expense was up 5.5% as compared to fiscal 2012.

•
Non-performing assets increased in fiscal 2013, to $4.6 million at June 30, 2013, as compared to $4.0 million at June 30, 2012.  Non-performing assets peaked during the fiscal year at September 30, 2012, when they stood at $6.8 million, and have declined each quarter since, as the Company worked through the resolution process of several previously classified credits.

Poplar Bluff, Missouri - Southern Missouri Bancorp, Inc. (“Company”) (NASDAQ: SMBC), the parent corporation of Southern Bank (“Bank”), today announced preliminary net income available to common shareholders for the fourth quarter of fiscal 2013 of $2.5 million, an increase of $199,000, or 8.7%, as compared to $2.3 million in net income available to common shareholders earned during the same period of the prior fiscal year.  The increase was attributable primarily to a decrease in provision for loan loss, an increase in net interest income, and an increase in noninterest income, partially offset by an increase in noninterest expense.  Preliminary net income available to common shareholders was $.73 per fully diluted common share for the fourth quarter of fiscal 2013, an increase of 7.4% as compared to the $.68 per fully diluted common share earned during the same period of the prior fiscal year.

Before the dividend on preferred shares of $50,000, preliminary net income for the fourth quarter of fiscal 2013 was $2.5 million, an increase of $133,000, or 5.5%, as compared to the same period of the prior fiscal year.

Preliminary net income available to common shareholders for fiscal 2013 was announced at $9.7 million, an increase of $142,000, or 1.5%, as compared to $9.6 million in net income available to common shareholders earned during the prior fiscal year.  The increase was attributable primarily to a decrease in provision for income tax, an increase in noninterest income, an increase in net interest income, and a decrease in dividends paid on preferred shares, partially offset by an increase in noninterest expense.  Preliminary net income available to common shareholders was $2.88 per fully diluted common share for fiscal 2013, a decrease of 13.3% as compared to the $3.32 per fully diluted common share earned during the prior fiscal year.  The decrease was primarily attributable to the increase in average fully-diluted shares outstanding, from 2.9 million in fiscal 2012, to 3.4 million in fiscal 2013.  The increase was the result of the November 2011 public offering of common shares.  Before the effective dividend on preferred shares of $345,000, preliminary net income for fiscal 2013 was $10.1 million, a decrease of $31,000, or 0.3%, as compared to the prior fiscal year.

Dividend Declared:

The Company is pleased to announce that the Board of Directors, on July 16, 2013, declared its 77th consecutive quarterly dividend on common stock since the inception of the Company.  The cash dividend of $.16 per common share represents an increase of 6.7%, and will be paid on August 31, 2013, to common stockholders of record at the close of business on August 15, 2013.  The Board of Directors and management believe the payment of a quarterly cash dividend enhances shareholder value and demonstrates our commitment to and confidence in our future prospects.

Recent Developments:

Management also announced that a new branch facility opened for business May 14, 2013, at the intersection of Highland and Southwest Drive in Jonesboro, Arkansas.  This is Southern Bank’s second full-service facility in the Jonesboro market, and reflects our commitment to continue to provide the highest level of customer service to the community.  “The Jonesboro market, led by Lindley Smith, has shown strong growth trends in loans and deposits,” stated Greg Steffens, President & CEO.  “Jonesboro is a community that we’re investing in because we believe it will play a key role in our future growth.”

The Company previously announced on June 21 the signing of a definitive merger agreement whereby Ozarks Legacy Community Financial, Inc., and its subsidiary, Bank of Thayer, will be acquired in an all-cash transaction.  The acquired financial institution will be merged with and into Southern Bank.  The transaction remains slated for closing early in the Company’s second quarter of fiscal 2014.

Also, the Company announced that the previously disclosed closure of its branch facility in Leachville, Arkansas, occurred as scheduled, effective May 10, 2013.  One-time costs associated with the closure were approximately $65,000.

Conference Call:

The Company will host a conference call to review the information provided in this press release on Wednesday, July 31, 2013, at 3:30 p.m., CDT (4:30 p.m., EDT).  The call will be available live to interested parties by calling 1-888-317-6016 in the United States (Canada: 1-855-669-9657, international: 1-412-317-6016).  Following the call, telephone playback will be available one hour following the conclusion of the call, until 8:00 a.m., CDT, on August 15, 2013.  The playback may be accessed by dialing 1-877-344-7529 (international: 1-412-317-0088), and using the conference passcode 10032143.

Balance Sheet Summary:

The Company experienced balance sheet growth in fiscal 2013, with total assets increasing $57.2 million, or 7.7%, to $796.4 million at June 30, 2013, as compared to $739.2 million at June 30, 2012.  Balance sheet growth was primarily due to growth in loan and available-for-sale securities balances, and investments in fixed assets.  Balance sheet growth was funded primarily by increases in deposits and retention of net income.

Available-for-sale investments increased $4.9 million, or 6.5%, to $80.0 million at June 30, 2013, as compared to $75.1 million at June 30, 2012.  Increases in US government agency and municipal obligations were partially offset by decreases in mortgage-backed securities.  Cash equivalents and time deposits were down $20.9 million, or 60.3%, as compared to June 30, 2012, as growth in loans and investments outpaced increases in deposit balances.

Loans, net of the allowance for loan losses, increased $63.7 million, or 10.9%, to $647.2 million at June 30, 2013, as compared to $583.5 million at June 30, 2012.  Increases in commercial, agricultural, and residential real estate lending were partially offset by decreases in commercial and agricultural operating and equipment loan balances.  Residential real estate loan growth was primarily attributable to loans secured by multi-family housing.

Non-performing loans were $1.4 million, or 0.22% of gross loans, at June 30, 2013, as compared to $2.4 million, or 0.41% of gross loans, at June 30, 2012; non-performing assets were $4.6 million, or 0.58% of total assets, at June 30, 2013, as compared to $4.0 million, or 0.54% of total assets, at June 30, 2012. Our allowance for loan losses at June 30, 2013, totaled $8.4 million, representing 1.28% of gross loans and 584% of non-performing loans, as compared to $7.5 million, or 1.27% of gross loans, and 312% of non-performing loans, at June 30, 2012.  The increase in non-performing assets was due primarily to a single relationship which accounted for $2.1 million in foreclosed real estate balances at June 30, 2013; the majority of the foreclosed property value is commercial real estate.  (The loan relationship had migrated from classified to non-accrual status during the quarter ended September 30, 2012, and to foreclosed real estate during the quarter ended December 31, 2012.) For all impaired loans, the Company has measured impairment under ASC 310-10-35, and management believes the allowance for loan losses at June 30, 2013, is adequate, based on that measurement.

Total liabilities increased $50.1 million to $694.6 million at June 30, 2013, an increase of 7.8% as compared to $644.5 million at June 30, 2012.  This growth was primarily the result of an increase in deposit accounts and securities sold under agreements to repurchase.

Deposits increased $47.6 million, or 8.1%, to $632.4 million at June 30, 2013, as compared to $584.8 million at June 30, 2012.  Increased balances were noted in certificates of deposit, interest-bearing checking, and money market deposit accounts, and were partially offset by decreases in savings and noninterest-bearing checking accounts.  The average loan-to-deposit ratio for the fourth quarter of fiscal 2013 was 101.9%, as compared to 96.0% for the same period of the prior fiscal year.

FHLB advances were $24.5 million at June 30, 2013, unchanged in comparison to June 30, 2012; however, overnight FHLB advances were utilized during fiscal 2013 (the average amount of overnight borrowings was $5.9 million).  Securities sold under agreements to repurchase totaled $27.8 million at June 30, 2013, as compared to $25.6 million at June 30, 2012, an increase of 8.4%.  At both dates, the full balance of repurchase agreements was due to local small business and government counterparties.

The Company’s stockholders’ equity increased $7.1 million, or 7.5%, to $101.8 million at June 30, 2013, from $94.7 million at June 30, 2012.  The increase was due primarily to retention of net income, partially offset by cash dividends paid on common and preferred stock, and by a decrease in accumulated other comprehensive income, as the market value of the available-for-sale investment portfolio declined, net of tax.

Income Statement Summary:

The Company’s net interest income for the three-month period ended June 30, 2013, was $7.1 million, an increase of $235,000, or 3.4%, as compared to the same period of the prior fiscal year.  For fiscal 2013, net interest income was $28.8 million, a decrease of $232,000, or 0.8%, as compared to the prior fiscal year.  For the three-month period, the increase, as compared to the same period of the prior fiscal year, was attributable to a 5.5% increase in the average balance of interest-earning assets, partially offset by a decrease in net interest margin, from 3.94% to 3.86%.  For the fiscal year, the decrease, as compared to the prior fiscal year, was attributable to a decline in the net interest margin, from 4.12% to 4.02%, partially offset by a 1.6% increase in the average balance of interest-earning assets.

In December 2010, the Company acquired from the FDIC, as receiver, most of the assets and assumed substantially all of the liabilities of the former First Southern Bank (the Acquisition).  Accretion of fair value discount on loans and amortization of fair value premiums on time deposits related to the Acquisition declined from $513,000 in the fourth quarter of fiscal 2012 to $281,000 in the fourth quarter of fiscal 2013.  This component of net interest income contributed 15 basis points to net interest margin in the fourth quarter of fiscal 2013, as compared to 29 basis points in the fourth quarter of fiscal 2012.  Accretion of fair value discount on loans and amortization of fair value premiums on time deposits related to the Acquisition declined from $3.9 million in the fiscal 2012 to $1.4 million in fiscal 2013.  This component of net interest income contributed 19 basis points to net interest margin in fiscal 2013, as compared to 56 basis points in fiscal 2012.  The Company expects the impact of the fair value discount accretion to continue to decline, over time, as the assets acquired at a discount continue to mature or prepay.

The provision for loan losses for the three- and twelve-month periods ended June 30, 2013, was $415,000 and $1.7 million, respectively, as compared to $707,000 and $1.8 million, respectively, in the same periods of the prior fiscal year.  As a percentage of average loans outstanding, provision for loan losses in the current three-and twelve-month periods represented annualized charges of 0.26% and 0.28%, respectively, as compared to 0.50% and 0.32%, respectively, for the same periods of the prior fiscal year.  The decrease in provisioning for the three- and twelve-month periods ended June 30, 2013, as compared to the same periods of the prior fiscal year, was attributed primarily to an improving level of classified and delinquent loans, partially offset by an increase in loan balances.  Net charge offs for fiscal 2013, were 0.13% of average loans, equal to the prior fiscal year.

The Company’s noninterest income for the three- and twelve-month periods ended June 30, 2013, was $1.1 million and $4.5 million, respectively, increases of $53,000, or 4.9%, and $405,000, or 10.0%, respectively, as compared to the same periods of the prior fiscal year.  For the three-month period, the increase was attributed primarily to increased deposit account charges and fees (resulting from transaction account growth and increased NSF activity), increased loan late charges, and gains on sales of residential loans into the secondary market, partially offset by losses on the retirement or sale of fixed assets.  The twelve-month period comparison was more favorable as a result of increased earnings on bank-owned life insurance (the result of a March 2012 investment in such policies), increased loan origination and other fees, and increases in bank card interchange income, partially offset by inclusion in the prior period’s results of a benefit recognized on settlement of a legal claim obtained in the Acquisition.

Noninterest expense for the three- and twelve-month periods ended June 30, 2013, was $4.5 million and $17.5 million, respectively, increases of $430,000, or 10.5%, and $915,000, or 5.5%, respectively, as compared to the same periods of the prior fiscal year.  For both periods, the increases, as compared to the same period of the prior fiscal year, were attributable primarily to increases in employee compensation and benefits, occupancy, legal and professional fees, and postage and office supplies.  For the twelve-month period, the increase was partially offset by the inclusion in the prior period’s results of $476,000 in FHLB prepayment penalties, with no corresponding charges in the current period.  The efficiency ratio for the three- and twelve-month periods ended June 30, 2013, was 54.3% and 52.7%, respectively, as compared to 50.9%  and 50.2%, respectively, for the same periods of the prior fiscal year.

For the three-month period, the deterioration resulted from an increase of 10.5% in noninterest expense, partially offset by a combined 3.6% increase in net interest income and noninterest income.  Exclusive of the reduction in the accretion of fair value discount on loans and amortization of fair value premiums on time deposits related to the Acquisition, discussed above, the Company would have seen a combined increase in net interest income and noninterest income of 6.5% in the three-month period ended June 30, 2013, as compared to the same period of the prior fiscal year.  For the twelve-month period, the deterioration resulted from an increase of 5.5% in noninterest expense, partially offset by a combined 0.5% increase in net interest income and noninterest income.  Exclusive of the reduction in the accretion of fair value discount on loans and amortization of fair value premiums on time deposits related to the Acquisition, discussed above, the Company would have seen a combined increase in net interest income and noninterest income of 8.1% in the twelve-month period ended June 30, 2013, as compared to the prior fiscal year.

The income tax provision for the three-month period ended June 30, 2013, was $848,000, an increase of $18,000, or 2.2%, as compared to the same period of the prior fiscal year.  The increase was attributed to higher pre-tax income, partially offset by a decline in the effective tax rate, to 25.1% in the current three-month period, as compared to 25.7% in the same period of the prior fiscal year.  For fiscal 2013, the income tax provision was $4.0 million, a decrease of $643,000, or 14.0%, as compared to the prior fiscal year.  The decline was attributed to a decline in the effective tax rate, to 28.2% in the current fiscal year, as compared to 31.3% in the prior fiscal year, combined with a decrease in pre-tax income.  For both the three- and twelve-month periods, decreases in the effective tax rates were attributed to continued additional investments in tax-advantaged assets.

Forward-Looking Information:

Except for the historical information contained herein, the matters discussed in this press release may be deemed to be forward-looking statements that are subject to known and unknown risks, uncertainties, and other factors that could cause the actual results to differ materially from the forward-looking statements, including: the strength of the United States economy in general and the strength of the local economies in which we conduct operations; fluctuations in interest rates and in real estate values; monetary and fiscal policies of the Board of Governors of the Federal Reserve System and the U.S. Government and other governmental initiatives affecting the financial services industry; the risks of lending and investing activities, including changes in the level and direction of loan delinquencies and write-offs and changes in estimates of the adequacy of the allowance for loan losses; our ability to access cost-effective funding; the timely development of and acceptance of our new products and services and the perceived overall value of these products and services by users, including the features, pricing and quality compared to competitors' products and services; expected cost savings, synergies and other benefits from the Company’s merger and acquisition activities might not be realized within the anticipated time frames or at all, and costs or difficulties relating to integration matters, including but not limited to customer and employee retention, might be greater than expected; fluctuations in real estate values and both residential and commercial real estate market conditions; demand for loans and deposits in our market area; legislative or regulatory changes that adversely affect our business; results of examinations of us by our regulators, including the possibility that our regulators may, among other things, require us to increase our reserve for loan losses or to write-down assets; the impact of technological changes; and our success at managing the risks involved in the foregoing. Any forward-looking statements are based upon management’s beliefs and assumptions at the time they are made. We undertake no obligation to publicly update or revise any forward-looking statements or to update the reasons why actual results could differ from those contained in such statements, whether as a result of new information, future events or otherwise. In light of these risks, uncertainties and assumptions, the forward-looking statements discussed might not occur, and you should not put undue reliance on any forward-looking statements.

Southern Missouri Bancorp, Inc.
UNAUDITED CONDENSED CONSOLIDATED FINANCIAL INFORMATION

Summary Balance Sheet Data as of:	June 30, 2013	June 30, 2012

Cash equivalents and time deposits	$13,769,000	$34,694,000
Available for sale securities	80,011,000	75,127,000
Membership stock	3,011,000	3,019,000
Loans receivable, gross	655,552,000	590,957,000
Allowance for loan losses	8,386,000	7,492,000
Loans receivable, net	647,166,000	583,465,000
Bank-owned life insurance	16,467,000	15,957,000
Intangible assets	1,040,000	1,458,000
Premises and equipment	17,516,000	11,347,000
Other assets	17,416,000	14,122,000
Total assets	$796,396,000	$739,189,000

Interest-bearing deposits	$586,937,000	$530,001,000
Noninterest-bearing deposits	45,442,000	54,813,000
Securities sold under agreements to repurchase	27,788,000	25,642,000
FHLB advances	24,500,000	24,500,000
Other liabilities	2,678,000	2,288,000
Subordinated debt	7,217,000	7,217,000
Total liabilities	694,562,000	644,461,000

Preferred stock	20,000,000	20,000,000
Common stockholders' equity	81,834,000	74,728,000
Total stockholders' equity	101,834,000	94,728,000

Total liabilities and stockholders' equity	$796,396,000	$739,189,000

Equity to assets ratio	12.79%	12.82%
Common shares outstanding	3,294,000	3,248,000
Less: Restricted common shares not vested	32,000	-
Common shares for book value determination	3,262,000	3,248,000
Book value per common share	$25.09	$23.01
Closing market price	25.67	21.50

Nonperforming asset data as of:	June 30, 2013	June 30, 2012

Nonaccrual loans	$1,437,000	$2,398,000
Accruing loans 90 days or more past due	-	-
Nonperforming troubled debt restructurings (1)	-	-
Total nonperforming loans	1,437,000	2,398,000
Other real estate owned (OREO)	3,030,000	1,426,000
Personal property repossessed	46,000	9,000
Nonperforming investment securities	125,000	125,000
Total nonperforming assets	$4,638,000	$3,958,000

Total nonperforming assets to total assets	0.58%	0.54%
Total nonperforming loans to gross loans	0.22%	0.41%
Allowance for loan losses to nonperforming loans	583.58%	312.43%
Allowance for loan losses to gross loans	1.28%	1.27%

Performing troubled debt restructurings	$4,883,000	$3,138,000

(1) Reported here only if not otherwise listed as nonperforming (i.e., nonaccrual or 90+ days past due)

	For the three-month period ended		For the twelve-month period ended
Average Balance Sheet Data:	June 30, 2013	June 30, 2012	June 30, 2013	June 30, 2012

Interest-bearing cash equivalents	$17,470,000	$58,755,000	$16,227,000	$72,683,000
Available for sale securities and membership stock	83,870,000	76,713,000	79,958,000	72,647,000
Loans receivable, gross	638,506,000	565,792,000	619,687,000	559,298,000
Total interest-earning assets	739,846,000	701,260,000	715,872,000	704,628,000
Other assets	49,293,000	39,650,000	48,752,000	33,975,000
Total assets	$789,139,000	$740,910,000	$764,624,000	$738,603,000

Interest-bearing deposits	$580,873,000	$541,830,000	$548,580,000	$546,910,000
Securities sold under agreements to repurchase	27,540,000	25,768,000	27,359,000	26,956,000
FHLB advances	24,948,000	24,501,000	30,374,000	30,624,000
Subordinated debt	7,217,000	7,217,000	7,217,000	7,217,000
Total interest-bearing liabilities	640,578,000	599,316,000	613,530,000	611,707,000
Noninterest-bearing deposits	45,522,000	47,277,000	51,472,000	42,261,000
Other noninterest-bearing liabilities	1,489,000	669,000	835,000	2,054,000
Total liabilities	687,589,000	647,262,000	665,837,000	656,022,000

Preferred stock	20,000,000	20,000,000	20,000,000	19,341,000
Common stockholders' equity	81,550,000	73,648,000	78,787,000	63,240,000
Total stockholders' equity	101,550,000	93,648,000	98,787,000	82,581,000

Total liabilities and stockholders' equity	$789,139,000	$740,910,000	$764,624,000	$738,603,000

	For the three-month period ended		For the twelve-month period ended
Summary Income Statement Data:	June 30, 2013	June 30, 2012	June 30, 2013	June 30, 2012

Interest income:
Cash equivalents	$19,000	$55,000	$67,000	$209,000
Available for sale securities and membership stock	461,000	539,000	1,869,000	2,407,000
Loans receivable	8,495,000	8,459,000	34,355,000	36,349,000
Total interest income	8,975,000	9,053,000	36,291,000	38,965,000
Interest expense:
Deposits	1,486,000	1,786,000	6,073,000	8,243,000
Securities sold under agreements to repurchase	42,000	51,000	202,000	235,000
FHLB advances	244,000	244,000	999,000	1,233,000
Subordinated debt	55,000	59,000	227,000	232,000
Total interest expense	1,827,000	2,140,000	7,501,000	9,943,000
Net interest income	7,148,000	6,913,000	28,790,000	29,022,000
Provision for loan losses	415,000	707,000	1,716,000	1,785,000
Noninterest income	1,147,000	1,093,000	4,468,000	4,063,000
Noninterest expense	4,502,000	4,072,000	17,521,000	16,605,000
Income taxes	848,000	830,000	3,954,000	4,597,000
Net income	2,530,000	2,397,000	10,067,000	10,098,000
Less: effective dividend on preferred shares	50,000	116,000	345,000	518,000
Net income available to common shareholders	$2,480,000	$2,281,000	$9,722,000	$9,580,000

Basic earnings per common share	$0.75	$0.70	$2.95	$3.43
Diluted earnings per common share	0.73	0.68	2.88	3.32
Dividends per common share	0.15	0.12	0.60	0.48
Average common shares outstanding:
Basic	3,294,000	3,247,000	3,291,000	2,796,000
Diluted	3,384,000	3,345,000	3,376,000	2,889,000

Return on average assets	1.28%	1.29%	1.32%	1.37%
Return on average common shareholders' equity	12.2%	12.4%	12.3%	15.1%

Net interest margin	3.86%	3.94%	4.02%	4.12%
Net interest spread	3.71%	3.73%	3.85%	3.90%

Efficiency ratio	54.3%	50.9%	52.7%	50.2%